Exhibit 4.7

PRIVACY POLICY NOTICE OF KENMAR

January 2009

This Privacy Policy Notice explains the manner in which Kenmar* collects, utilizes and maintains non-public personal information about customers who are individuals, as required under federal and other applicable law. Kenmar is committed to protecting a customer’s privacy and maintaining the confidentiality and security of a customer’s personal information.

Collection of Information. Kenmar collects non-public information about customers from the following sources:

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Applications, questionnaires and other information provided by a customer in writing, in person, by telephone, electronically or by any other means. This information may include name, address, e-mail address, employment information, and financial and investment information;

•	Kenmar-related transactions and investments, including account balances, investments and withdrawals/redemptions; and

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If you visit Kenmar’s web site, software is used to collect anonymous data such as browser types, pages visited, and date of visit. Kenmar uses this data to better understand web site usage and to improve its web site. The information is stored in log files and is used for aggregated and statistical reporting. This log information is not linked to personally identifiable information gathered elsewhere on the site.

Use and Disclosure of Information. Kenmar uses personal information in ways compatible with the purposes for which we originally requested it. Kenmar does not disclose non-public personal information about customers to affiliates or nonaffiliated third parties except in limited circumstances as required or permitted by law. For example, we may share non-public personal information about customers with affiliated and nonaffiliated parties in the following situations, among others: in connection with the administration and operations of Kenmar and/or to service your account(s), or to provide services or process transactions that you have requested, with Kenmar’s brokers, custodians, administrators, attorneys, accountants, auditors, or other service providers; to respond to a subpoena or court order, judicial process or regulatory inquiry; to protect or defend against fraud, unauthorized transactions (such as money laundering), law suits, claims or other liabilities; to protect the security of our records, or to protect our rights or property; in connection with a proposed or actual sale, merger, or transfer of all or a portion of Kenmar’s business; to otherwise assist Kenmar in offering Kenmar-related products and services to customers; at a customer’s direction/consent, with the customer’s representatives, advisors and other third parties.

Kenmar restricts access to your personal and account information to those employees who need to know that information to provide products and services to you. Kenmar maintains appropriate physical, electronic and procedural safeguards to guard your non-public personal information.

Kenmar’s Privacy Policy also applies to former customers. Kenmar reserves the right to change its Privacy Policy at any time. The examples above are illustrations and are not intended to be exclusive. Kenmar’s Privacy Policy complies with federal law regarding privacy—you may have additional rights under other foreign or domestic laws that may apply to you.

If you have any questions, please call Kenmar’s Investor Services and Communications at 914-307-4000 or send a letter to Kenmar, Attention: Investor Services, 900 King Street, Suite 100, Rye Brook, NY 10573.

*	“Kenmar” or “we” means (i) collectively, Kenmar Securities Inc., Preferred Investment Solutions Corp., Kenmar Investment Adviser LLC and Kenmar Global Investment Management LLC , (ii) private and public investment funds/pools advised by Kenmar, and (iii) each of their affiliates.

Important Privacy Choices for California Consumers

You have the right to control whether Kenmar shares some of your personal information. Please read the following information carefully before you make your choices below.

Your Rights

You have the following rights to restrict the sharing of personal and financial information with our affiliates (companies we own or control) and outside companies that we do business with. Nothing in this form prohibits the sharing of information necessary for us to follow the law, as permitted by law, or to give you the best service on your accounts with us. This includes sending you information about some other products or services.

Your Choices

Restrict Information Sharing With Companies We Own or Control (Affiliates):

Unless you say “No,” we may share personal and financial information about you with our affiliated companies.

(            ) NO, please do not share personal and financial information with your affiliated companies.

Restrict Information Sharing With Other Companies We Do Business With To Provide Financial Products And Services:

Unless you say “No,” we may share personal and financial information about you with outside companies we contract with to provide financial products and services to you. As a practical matter, it may be impossible to provide products and services to you if we cannot share your personal and financial information with such service providers to your account.

(            ) NO, please do not share personal and financial information with outside companies you contract with to provide financial products and services.

Restrict Information Sharing With Other Companies That Do Not Provide Products and Services To You:

Unless you say “Yes” we may not share personal and financial information about you with outside companies who do not provide financial products and services to you.

(            ) YES, I authorize you to share personal and financial information with outside companies who do not provide financial products and services to you.

Time Sensitive Reply

You may make your privacy choice(s) at any time. Your choice(s) marked here or otherwise indicated to us will remain unless you state otherwise. However, if we do not hear from you we may share some of your information with affiliated companies and other companies with whom we have contracts to provide products and services.

To exercise your choices or to modify any of your prior choices do one of the following: (1) Fill out, sign and send back this form to us using the envelope provided (you may want to make a copy for your records); or (2) call Kenmar Investor Services at 914-307-4000 to communicate the information to us.

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